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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                   FORM N-54A

           NOTIFICATION OF ELECTION TO BE SUBJECT TO SECTIONS 55 THROUGH
             65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED PURSUANT
                 TO SECTION 54(a) OF THE INVESTMENT COMPANY ACT

         The undersigned business development company hereby notifies the Securities and Exchange Commission that it elects, pursuant to the provisions of
Section 54(a) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), to be subject to the provisions of Sections 55 through 65 of the Investment Company Act and, in connection with such notification of election, submits the following information:

       NAME: meVC DRAPER FISHER JURVETSON FUND I, INC.
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       ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE,
       ZIP CODE):
                  -------------------------------------------------------------
       991 FOLSOM STREET, SUITE 301, SAN FRANCISCO, CALIFORNIA  94107
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       TELEPHONE NUMBER (INCLUDING AREA CODE): (415) 977-6150
                                               --------------------------------

       NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS: ANDREW E. SINGER,
                                                         ----------------------
       PRESIDENT, meVC DRAPER FISHER JURVETSON FUND I, INC., 991 FOLSOM ST.,
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       SUITE 301, SAN FRANCISCO, CA  94107
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       COPY TO: PILLSBURY MADISON & SUTRO LLP, 50 FREMONT ST., 10TH FLOOR,
                ---------------------------------------------------------------
       SAN FRANCISCO, CA  94111    ATTENTION:  MICHAEL J. HALLORAN
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|X|      The Company has filed a registration statement for a class of equity securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. Give the file number of the registration statement or, if the file number is unknown or has not yet been assigned, give the date on which the registration statement was filed:
                                  DECEMBER 7, 1999
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| |           The Company is relying on Rule 12g-2 under the Securities Exchange
       Act of 1934, as amended, in lieu of filing a registration statement for a class of equity securities under that Act.

         The file number of the registration as an investment company pursuant to Section 8(a) of the Investment Company Act, if any, of the
Company: NOT YET ASSIGNED
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         The file number of the registration as an investment company pursuant to Section 8(a) of the Investment Company Act, if any, of any subsidiary of the Company: NOT APPLICABLE
                           ----------------------------------------------------

         The undersigned company certifies that it is a closed-end company organized under the laws of Delaware and with its principal place of business in California; that it will be operated for the purpose of making investments in securities described in Sections 55(a)(1) through (3) of the Investment Company Act; and that it will make available significant managerial assistance with respect to issuers of such securities to the extent required by the Investment Company Act.


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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Notification of Election to be Subject to Sections 55 through 65 of the Investment Company Act of 1940 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, this 7th day of December, 1999.


                                  meVC DRAPER FISHER JURVETSON FUND I, INC.


                                  By  /s/  ANDREW E. SINGER
                                     ------------------------------------------
                                                 Andrew E. Singer
                                                     President




ATTEST:



   /s/  KENNETH PRIORE
  ------------------------------------------
              Kenneth Priore
                Secretary